Apple iSports Inc.
c/o Apple iSports Australia Pty Ltd.
L1, 9/30 Prohasky St
Port Melbourne, Victoria, 3207
Australia

August 24, 2022

Joe F. Martinez
34 Mirador
Irvine, CA 92612

Dear Joe:

We are very happy that you have accepted employment with Apple iSports Inc., a Delaware corporation (the "Company") and a wholly-owned subsidiary of Apple iSports Australia Pty Ltd. (the "Parent"). This letter shall serve to confirm the terms of your employment with the Company (the "Agreement").

Title/Duties:	You shall be employed as the Company's Chief Executive Officer, and shall report to the Company's Board of Directors, or, in the absence of a fully constituted board of directors, then to the governing board of Parent or such other individual(s) designated by the Parent from time to time. Upon completion of the Go-Public Transaction, you will serve as the Chief Executive Officer of the resulting public company. As Chief Executive Officer, you shall have the powers, responsibilities and authority assigned to you by the Company which shall be consistent with the responsibilities and authority customarily assigned to chief executive officers in similarly situated U.S. companies. You will devote your full-time and best efforts to the performance of your duties for the Company; provided, however, until such time as the Company completes a Go-Public Transaction, your required time shall be not more than one-half of your full work time; provided that no other activities which you undertake shall materially interfere with the performance of your obligations under this Agreement and provided further that you comply with the terms of the Restrictive Covenant Agreement (defined below). "*Go-Public Transaction*" means a reverse merger or reverse takeover by a listed U.S. public company, an

acquisition of the Company, Parent or any affiliate thereof by a SPAC or a direct listing or initial public offering of the common stock of the Company, the Parent or any affiliate thereof.

Start Date:	Your employment shall commence as of August 15, 2022 (the "Start Date").
Location:	You shall perform the services primarily remotely, at locations of your choosing, until the Company's obtains executive office space in or near Irvine, California. You shall also undertake reasonable travel from time to time as requested by the Company.
Salary:	You shall be paid at a *per annum* rate of: (i) from the Start Date until the thirtieth (30th) calendar day after completion of a Go-Public Transaction, $240,000; and (ii) from and after the thirtieth (30th) calendar day after completion of a Go-Public Transaction, $400,000, in each case prorated for partial years, subject to customary withholdings and deductions, and paid pursuant to the Company's regular payroll practices (currently monthly) ("Base Salary"). The Company may prospectively adjust Base Salary from time to time in its sole discretion after consultation with you.
Bonus:	You shall be eligible to receive an annual discretionary bonus each calendar year during your employment with the Company, with the amount of such bonus, the form of payment (whether cash or equity), and the associated performance objectives with respect to each annual employment period, to be determined by the Company after consultation with you. For the year 2022, we will discuss and finalize such terms within thirty (30) days after the Start Date. The Company shall pay you such bonus (if earned) not later than the forty-fifth (45th) day of the calendar year following the calendar year for which it is earned; provided that you must be an employee in good standing with the Company on the date such bonus is to be paid to you in order to receive it.
Equity Grant:	Effective upon completion of the Go-Public Transaction and provided that you remain an employee in good standing through such date, the Company shall, or shall cause the acquirer of the Company, as

applicable, to grant you a number of shares of the Company's common stock equal to __% of the then-total outstanding shares of common stock on a fully-diluted basis. Such grant shall be subject to quarterly vesting over the four consecutive quarters following the date of grant. Such grant shall be subject to the terms and conditions of the applicable grant agreement and the Company's equity plan (if the award is issued under such plan).

Additional Compensation:	If, as a direct result of introductions on your part, one or more individuals or entities that you introduce to the Company, the Parent or an affiliate thereof (a "Financing Source") purchases equity securities of provides debt financing of any type to any of the foregoing (an "Investment"), then the Company or Parent shall pay you, as additional bonus compensation, (i) a cash amount equal to five percent (5%) of the aggregate dollar amount of the Investment and (ii) solely in the case of an equity Investment, an amount equal to five percent (5%) of the aggregate dollar amount of the Investment payable solely by the issuance to you of the same securities purchased by the Financing Source. Payment of such additional bonus compensation shall be made not later than the forty-fifth (45th) day following completion of the Investment; provided that you must be an employee in good standing with the Company on the date such additional bonus compensation is to be paid to you in order to receive it.
Employee Benefits:	You shall be eligible to participate in all Company employee benefit plans and programs which the Company generally makes available to employees, subject to the terms of such plans and programs. The Company will also reimburse you for the monthly cost of premiums for medical insurance, up to $3,000. However, nothing herein requires the Company to offer or maintain any benefit plan, program, or practice with respect to you or any other employee, and the Company may modify, amend, or terminate such plans, programs, and practices at any time in its sole discretion, including reducing or eliminating the amount it reimburses you for medical insurance coverage.

Business Expenses:	The Company will reimburse you for reasonably-incurred business expenses, including, but not limited to, travel and entertainment expenses, in accordance with Company expense and travel policies.
Paid Time Off:	You shall be entitled to twenty (20) business days of paid vacation in each calendar year, subject to the policies and procedures of the Company concerning paid time off. You will earn vacation days ratably during the year. Such vacation days shall be in addition to any holidays observed by the Company. Any unused vacation shall be carried over at the end of the year, subject to Company's cap on vacation accrual (currently 2x annual accrual). Accrued and unused vacation days will not be paid out upon termination.
Sick Days:	You shall be entitled to six (6) days, or forty-eight (48) hours of paid sick time a year, in accordance with Company's sick time policies. Unused sick days shall be carried over at the end of the year, subject to Company's cap on sick time (currently nine (9) days). Accrued and unused sick days will not be paid out upon termination. Nothing contained herein shall be read to contravene any rights provided by applicable law, which shall govern and supersede in the event of a conflict between its terms and the policy stated herein.
D&O Insurance:	As soon as practicable, the Company, at its cost, will bind directors and officers insurance ("D&O Insurance"), and, for so long as you are an officer of the Company (or any affiliate thereof), maintain such D&O Insurance, with a reputable carrier recommended by the Company's insurance brokers in an amount (subject to reasonable deductibles) that is reasonable and customary for a company in the business of, and the size of, the Company that covers directors and officers of the Company against any expense, liability or loss asserted against such person and incurred by such person in the capacity as a director or officer of the Company, all as determined in good faith by the Board of Directors or Parent, in either case after consultation with you.
Termination:	Your employment will be that of an **at-will** employee which means that either the Company or you can end the employment relationship at any time for any reason

or for no reason, with or without notice, or with or without Cause (defined below). The Company shall determine "Cause" in its sole discretion, which shall include, but not be limited to, your failure to execute the Restrictive Covenant Agreement (defined below) or your failure to comply with the Company's policies and the Restrictive Covenant Agreement.

Severance:

In the event that the Company terminates your employment for Cause, you resign, or your employment ends due to your death or disability, the Company will pay you (or your estate): (i) your Base Salary through the date of termination to the extent not yet paid to you; (ii) any unreimbursed business expenses payable to you in accordance with the Company's business expense policies; and (iii) any payments and benefits to which you are entitled pursuant to the terms of any employee benefit plan or program in which you participate (or participated) (items (i) through (iii) being the "Accrued Amounts"). The Company shall pay you the items in (i) and (ii) within ten (10) days following the date of termination (or sooner if required by applicable law) and the amounts under (iii) in accordance with the terms of such plans or programs. Except as provided below, you shall not be entitled to severance or any other post-employment payments. In addition to the Accrued Amounts, if Company terminates your employment without Cause, Company will also pay you severance in the form of salary continuation at your then Base Salary rate through the ninety (90) day anniversary of the date of termination, payable in accordance with Company's normal payroll practices ("Salary Continuation"); provided that you must satisfy the Release Condition (defined below). If you do not satisfy the Release Condition, Company shall have no obligation to pay you the Salary Continuation.

Release Condition:

You shall be required to execute a general release of claims in favor of Company and its affiliates, officers, directors, and employees in a form reasonably provided by Company by the date specified in such release and such release must become irrevocable by its terms in order to receive the Salary Continuation; provided that in the event that the period you have to sign and/or revoke such release spans two calendar years, Company will begin paying you the Salary Continuation as soon

	as possible but in no event earlier than the beginning of such second calendar year (the "Release Condition"). Such release shall not require you to waive any rights you may have to any earned but unpaid Commissions and Salary Continuation (if applicable), in accordance with the terms of this Agreement.
Return of Company Property:	You agree that, upon the termination of your employment with the Company for any reason, or upon any request by the Company at any time, you will immediately deliver to the Company (and will not keep in your possession, recreate or deliver to anyone else) any and all software, devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items which you developed or which are connected in any way with your employment with the Company, or which otherwise belong to the Company, its successors or assigns.
Non-Solicitation/ Confidentiality Agreement/Policies:	As a condition of your employment, you hereby agree to execute and to be subject to the covenants and other provisions of the Company's standard confidentiality, restrictive covenant and intellectual property agreement, attached hereto as Schedule A and incorporated herein by reference (the "Restrictive Covenant Agreement"). You also agree that you will comply with all Company policies and procedures.

This Agreement and your employment will be governed by the law of the State of California, without giving effect to any choice or conflict of law provision or rule. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. The Company may withhold from any payments any amounts required to be withheld by law. Also, please note that certain of the benefits described above which the Company intends to offer you may constitute taxable income to you. In the event that it does, you understand and agree that you shall be responsible for such additional taxes and the Company shall not pay any portion of such additional taxes. If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect. The respective rights and obligations of the parties hereunder shall survive any termination of your employment with the Company to the extent necessary to the intended preservation of such rights and obligations. In particular, the Restrictive Covenant Agreement shall remain in effect as long as is necessary to

give effect thereto. This Agreement contains the entire understanding between the parties hereto and supersedes in all respects any prior or other agreement or understanding between the Company or any affiliate of the Company and you with respect to the subject matter hereof.

This Agreement is intended to comply with the requirements of Section 409A of the Code ("Section 409A"), and the parties hereby agree to amend this Agreement as and when necessary or desirable to conform to or otherwise properly reflect any guidance issued under Section 409A after the date hereof without violating Section 409A. In case any one or more provisions of this Agreement fails to comply with the provisions of Section 409A, the remaining provisions of this Agreement shall remain in effect, and this Agreement shall be administered and applied as if the non-complying provisions were not part of this Agreement. The parties in that event shall endeavor to agree upon a reasonable substitute for the non-complying provisions, to the extent that a substituted provision would not cause this Agreement to fail to comply with Section 409A, and, upon so agreeing, shall incorporate such substituted provisions into this Agreement. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on you by Section 409A or damages for failing to comply with Section 409A. A termination of your employment hereunder shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amount or benefit constituting "deferred compensation" under Section 409A upon or following a termination of employment unless such termination is also a "separation from service" within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a "termination," "termination of employment" or like terms shall mean "separation from service." In the event that any payment or benefit made hereunder or under any compensation plan, program or arrangement of the Company would constitute payments or benefits pursuant to a non-qualified deferred compensation plan within the meaning of Section 409A and, at the time of your "separation from service" you are a "specified employee" within the meaning of Section 409A, then any such payments or benefits shall be delayed until the six-month anniversary of the date of your "separation from service". Each payment made under this Agreement shall be designated as a "separate payment" within the meaning of Section 409A. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A. All reimbursements for expenses paid pursuant hereto that constitute taxable income to you shall in no event be paid later than the end of the calendar year next following the calendar year in which you incur such expense or pay such related tax. Unless otherwise permitted by Section 409A, the right to reimbursement or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit and the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, respectively, in any other taxable year. In the event that any payment(s) from the Company to you are conditioned upon your execution and non-revocation of a general release of claims in favor of the Company, and the period you have to sign and/or revoke such release spans two calendar years, the Company will pay (or begin paying, as applicable) such payment(s) as soon as possible but in no event earlier than the beginning of such second calendar year.

You have represented to us that you are under no restrictions that would prevent you from being employed by and performing the services contemplated by the Company. You also

agree to assist and cooperate with the Company on any background checks the Company wishes to perform on you, including any credit reports, and you will execute all appropriate authorizations to obtain any such background checks and/or reports. This offer of employment is conditioned upon the satisfactory outcome of such background checks, as determined by the Company in its sole discretion.

[Signature page follows.]

Please indicate your acceptance of the terms and conditions of this Agreement by signing in the space indicated below and returning one copy of this Agreement to me.

We look forward to working with you.

Sincerely,

Jeremy F Samuel
Name: Jeremy Samuel
Title: President

Accepted and Agreed:

Joe F. Martinez

The undersigned does hereby unconditionally guarantee the full and complete performance of the Company's obligations under this Agreement.

Apple iSports Inc

By: Jeremy F Samuel
Name: Jeremy Samuel
Title: Director

Schedule A

CONFIDENTIALITY, RESTRICTIVE COVENANT, AND ASSIGNMENT AGREEMENT

As a condition of my employment with Apple iSports Inc., a Delaware corporation (the "***Company***"), and in consideration of my employment with the Company and my receipt of the compensation now and hereafter paid to me by the Company, I, Joe F. Martinez, agree, effective as of August 24, 2022, to the following (the "***NDA***"):

1. <u>Confidential Information</u>.

(a) I agree that I have had access to the Company's Confidential Information, as defined herein, that said Confidential Information is valuable to the Company, and that the unauthorized release of that information would cause serious damage to the Company. I therefore agree to hold in strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm or corporation without written authorization of the Company, any Confidential Information of the Company. I understand that "***Confidential Information***" means any of the Company's proprietary information, technical data, trade secrets or know-how, including, but not limited to, business plans, financial analyses, specifications, programming, flow charts, data, compilations of data, research, product plans, products, services, client lists, markets, software, developments, inventions, processes, formulas, technology, marketing, finances, business plans, or other business information disclosed to me by the Company either directly or indirectly in writing, orally or by drawings or observation. I acknowledge that such Confidential Information is a valuable and unique asset of the Company and I covenant that I will not, unless expressly authorized in writing by the Company, at any time during the course of my engagement by the Company, use any Confidential Information or divulge or disclose any Confidential Information to any person, firm or corporation except (A) in connection with the performance of my duties for and on behalf of the Company and in a manner consistent with the Company's policies regarding Confidential Information; (B) as necessary to enforce the terms of my employment agreement or any other agreement between the Company and me; or (C) except when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order me to divulge, disclose or make accessible such information. In the event that I am required by law to disclose any Confidential Information, I will give the Company prompt advance written notice thereof and will provide the Company with reasonable assistance in obtaining an order to protect the Confidential Information from public disclosure. For the avoidance of doubt, Confidential Information shall not include any information that: (i) is or becomes generally available to the public other than as a result of an unauthorized disclosure by me, (ii) has been independently developed by me or others without the use or reference to Confidential Information, (iii) otherwise enters the public domain through lawful means, (iv) I received from a third party outside of the Company that was disclosed without a breach of any confidentiality obligation to the Company, (v) Company approved for release by written authorization, or (vi) is generally applicable business or industry know-how or acumen of mine which does not embody and is not predicated upon Confidential Information. Confidential Information shall include, without limiation, the foregoing information of the Company's subsdiaries.

(b) Notice of Immunity Under the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016. Notwithstanding any other provision of this NDA:

(i) I will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made: (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (B) in a complaint or other document that is filed under seal in a lawsuit or other proceeding.

(ii) If I file a lawsuit for retaliation by the Company for reporting a suspected violation of law, I may disclose the Company's trade secrets to my attorney and use the trade secret information in the court proceeding if I: (A) file any document containing the trade secret under seal; and (B) do not disclose the trade secret, except pursuant to court order.

2. Inventions.

(a) Inventions Retained and Licensed. I have attached hereto, as Exhibit A, a list describing all inventions, designs original works of authorship, developments, improvements, and trade secrets which were made by me prior to my employment with the Company (collectively referred to as "***Prior Inventions***"), which belong to me, which relate to the Company's business, products or product development, and which are not assigned to the Company hereunder. If there are no such Prior Inventions indicated on Exhibit A, I represent that there are no such Prior Inventions. If in the course of providing services to the Company, I incorporate into a Company product, process or design a Prior Invention owned by me or in which I have an interest, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, process or design.

(b) Assignment of Inventions. I acknowledge that during my employment with the Company and/or during such time as I am providing services to the Company as a consultant, contractor, or in any capacity (both my employment and/or my provision of services are referred to collectively herein as "employment" or being "employed"), I will be expected to undertake creative work, either alone or jointly with others, which may lead to inventions, original works of authorship, developments, concepts, improvements, trade secrets or other intellectual property rights, whether or not patentable or registrable under copyright or similar laws ("***Inventions***"). I hereby agree that all Inventions created while employed by the Company (whether or not on the Company's premises or using the Company's equipment and materials or during regular business hours) shall be a work-for-hire and shall be the sole and exclusive property of the Company, and I hereby assign to the Company all of my right, title and interest in and to any and all such Inventions. In addition, any Inventions created after the termination of my employment with the Company which are based upon or derived from Confidential Information shall be the sole and exclusive property of the Company, and I hereby assign to the Company all of my right, title and interest in and to any and all such Inventions. Nothing in the preceding sentence shall be construed to limit my obligations under Section 1 of this NDA.

(c) Patent and Copyright Registrations. I agree to assist the Company, or its designee, in every way, to secure the Company's rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be executed any such instrument or papers shall continue after the termination of this NDA; provided that the I only undertake to execute such documents and/or take such actions as my attorneys reasonably deem necessary or appropriate in connection with my obligations under this Section 2 (and Company shall bear the sole costs of my attorneys' fees and disbursements incurred in connection with drafting, negotiating, amending, and reviewing such requested documents).

(d) Originality. I hereby warrant and represent to the Company that, to the best of my knowledge and except as expressly disclosed to the Company in writing by me, all Inventions, and Prior Inventions are original and were not conceived, reduced to practice, authored or otherwise developed by misappropriating the trade secrets or other proprietary technology or intellectual property of any third parties. I hereby agree to indemnify, defend and hold the Company harmless from and against any and all third party claims, and any costs, damages and liabilities resulting therefrom, made against or imposed upon the Company as a result of my breach of the above representation and warranty. The foregoing representation and warranty shall be deemed first made on the date hereof and shall run continuously thereafter and apply to all Inventions and Prior Inventions governed by this NDA.

(e) Application. I agree that the provisions of this Section 2 shall apply with respect to any and all Inventions, whether created during my employment with the Company or any predecessor entity, or during any pre-organization period. I acknowledge that the Company shall rely on this representation.

3. Restrictive Covenants.

(a) Client/Investor Non-Solicitation. At all times during my employment or engagement with the Company, and for a period thereafter of three (3) months, I agree that I shall not, directly or indirectly, on my own behalf or on behalf of any person, firm, company, or entity: (i) induce or attempt to induce any Restricted Party (defined below) to cease doing business with the Company or any affiliate of the Company, or in any way materially interfere with the relationship between any such Restricted Party, on the one hand, and the Company or any affiliate of the Company, on the other hand; or (ii) solicit business from any Restricted Party, attempt to solicit business from any Restricted Party, or accept any unsolicited request from any Restricted Party to do business with, for, or on behalf of any person other than the Company or one of its affiliates. A "***Restricted Party***" is any investor, potential investor, client or potential client of the Company or any affiliate whom the Company introduced to me and: (i) whom I solicited or serviced, or who were solicited or serviced by those whom I directly supervised while employed at the Company; and (ii) with whom the Company or any of its affiliates had discussed contractual

terms. For the avoidance of doubt "Restricted Party" shall not include any investor, potential investor, client or potential client of the Company or any affiliate whom: (x) I introduced to the Company or through my efforts invested with the Company or any Company fund; or (y) with whom I otherwise had a pre-existing relationship with prior to the commencement of my employment with the Company. Notwithstanding the above, this provision does not prohibit or otherwise prevent me from making general solicitations, advertising, or marketing for investment funds or services of the type offered by the Company, provided such solicitations, advertising, or marketing do not specifically target Restricted Parties.

(b) **Employee Non-Solicitation**. At all times during my employment or engagement with the Company, and for a period thereafter of three (3) months, I shall not, directly or indirectly, on my own behalf or on behalf of any person, firm, company, or entity, solicit, offer employment or engagement to, or hire (collectively, "***Restricted Solicitation***") any person who consulted with or has been employed by the Company at any time during the three (3) months immediately preceding such Restricted Solicitation. Notwithstanding the above, this provision shall not apply to: (i) any employee or consultant of the Company or any affiliate whom I introduce or otherwise bring to the Company or affiliate; (ii) any employee who responds to a general advertisement not targeted at any specific employees of the Company; or (iii) any employee who independently seeks employment with my subsequent employer through no solicitation, contact or referral by me, either directly or indirectly, including through a headhunter.

4. **Non-Disparagement**. I shall not disparage, defame or make, publish or communicate any statement which might adversely affect the reputation of the Company or its affiliates, or any of their businesses, plans or prospects, or any of their respective employees, consultants, partners, members, or shareholders. The Company agrees that, unless I make an election in writing to the Company within ten (10) days following my last day of employment with the Company that waives the Company's instruction obligation under this Section 4, the Company will cause the members of its Board and the executives of the Company not to disparage, defame, or make, publish or communicate any statement which might adversely affect my reputation. For the purpose of this Section, the term "disparage" shall include, without limitation, any statement accusing either party of acting in violation of any law or governmental regulation or of condoning any such action, or otherwise acting in an unprofessional, dishonest, disreputable, improper, incompetent or negligent manner. Notwithstanding the above, in no event shall either party be prohibited from providing truthful testimony in connection with a legal proceeding or governmental investigation.

5. **Specific Performance and Equitable Relief**. I acknowledge and agree that the Company would suffer irreparable harm if the Confidential Information was disclosed to third parties without the Company's consent or if I breached the restrictive covenants and non-disparagement provisions contained herein. I further agree that the restrictive covenants in this NDA are reasonable covenants under the circumstances, and further agree that if in the opinion of any court of competent jurisdiction such restraints are not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of such covenants as to the court shall appear not reasonable and to enforce the remainder of the covenants as so amended. Accordingly, I hereby consent to and agree that, in the event of a breach or threatened breach of this NDA by me, the Company shall have the right to exercise any and all rights by appropriate action either by law or in equity, including specific performance of my

obligations arising pursuant to this NDA, and that the Company shall be entitled to equitable relief, including injunctive relief, in connection with any breach or threatened breach, by me, of my obligations arising pursuant to this NDA, and specifically, without limitation, the confidentiality, restrictive covenant, and non-disparagement provisions above. I further agree that the Company may, in addition to pursuing any remedies it may have in law or in equity, and that I shall not request that the Company post, nor shall the Company be obligated to post, a bond in connection with any equitable relief authorized pursuant to this Section and in fact requested by the Company.

6. **No Further Consideration**. I acknowledge and agree that, except as compensated in accordance with my status as an employee of or consultant with the Company and as set forth herein, I shall not be entitled to any further or additional compensation in consideration of complying with the confidentiality, non-solicitation, and non-disparagement obligations set forth herein.

7. **Effect on Employment**. I acknowledge that none of the covenants in this NDA is intended to create a contract of employment and that the term of my employment with the Company is governed by the attached employment agreement.

8. **Returning Company Documents.** I agree that, at the time I cease performing services for the Company or upon earlier request by the Company, I will immediately deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all software, devices, records, data, notes, reports, proposals, lists, correspondence, specifications, materials, equipment, other documents or property, including all Confidential Information or reproductions of any of the aforementioned items developed during or in connection with my employment with the Company or otherwise belonging to the Company, its successors or assigns. Notwithstanding the above, however, nothing herein shall require me to return to the Company any computers or telecommunication equipment or tangible property which I own, including, but not limited to, personal computers, phones and tablet devices; provided, however, that I shall remove any Confidential Information stored thereon.

9. **General Provisions**.

(a) **Severability.** I agree that if one or more of the provisions in this NDA are deemed void by law, then the remaining provisions will continue in full force and effect and, if legally permitted, such offending provision or provisions shall be replaced with an enforceable provision or enforceable provisions that as nearly as possible effects the parties' intent. Without limiting the generality of the foregoing, the parties hereby expressly state their intent that, to the extent any provision of this NDA is unenforceable due to the scope (temporal, geographic or otherwise) being too broad, the court or arbitrator properly adjudicating any dispute with respect thereto shall modify such provision to the minimum extent necessary to cause such provision to be enforceable.

(b) **Successors and Assigns.** This NDA will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns. I acknowledge and agree that I cannot assign or transfer this NDA nor any rights hereunder without the express written consent of the Company, in its absolute discretion. The Company, however, shall have the right to assign this NDA and/or any

of its rights or obligations set forth herein to any successor (whether by merger, purchase or otherwise) to the stock, assets or business of the Company.

(c) **<u>Survival</u>.** I agree that notwithstanding anything in this NDA to the contrary, the provisions of this NDA shall survive any termination of my employment with the Company or termination of this NDA to the extent necessary to give effect to the subject provisions according to their terms, and shall remain in full force and effect indefinitely.

(d) **<u>Amendment and Modification</u>.** No provision of this NDA may be modified, amended, waived or terminated except by a writing signed by both myself and the Company. No course of dealing between me and the Company will modify, amend, waive or terminate any provision of this NDA or any rights or obligations of any party under or by reason of this NDA.

(e) **<u>Counterparts</u>.** This NDA may be executed in two or more counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument.

(f) **<u>Facsimile Signatures</u>.** A facsimile or PDF scanned copy of my or the Company's signature shall be as valid and binding as an original.

(g) **<u>Governing Law</u>**. This NDA shall be governed by, and construed and enforced in accordance with, the laws of the State of California (excluding the choice of law rules thereof). **I ACKNOWLEDGE AND AGREE THAT, PRIOR TO EXECUTING THIS NDA, I WAS AFFORDED AN OPPORTUNITY TO OBTAIN THE ADVICE OF INDEPENDENT LEGAL COUNSEL AND HAVE READ AND UNDERSTAND ALL OF THIS NDA.**

(h) **<u>Choice of Forum</u>**. Each of the parties hereby consents to the jurisdiction of any state or federal court located within the Los Angeles County, California and irrevocably agrees that all actions or proceedings relating to this NDA must be litigated in such courts, and each of the parties waives any objections which it/he/she may have based on improper venue or forum *non conveniens* to the conduct of any proceeding in such court.

(i) **<u>No Expectation of Privacy</u>**. I acknowledge and agree that I have no expectation of privacy in respect of any information (e.g., emails and voice mail), whether personal or otherwise, stored on Company's networking, telecommunications, computer and other equipment, which information may be monitored by Company at any time without notice.

[Signature page follows]

* * * * *

IN WITNESS WHEREOF, the Parties hereto have caused this NDA to be duly executed as of the date first written above.

APPLE ISPORTS INC.

By: Jeremy F Samuel
Name: Jeremy Samuel
Title: President Officer

EMPLOYEE

____
Joe F. Martinez

EXHIBIT A

LIST OF PRIOR INVENTIONS

AND ORIGINAL WORKS OF AUTHORSHIP

Title	Date	Identifying Number or Brief Description

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